Exhibit 99.1

Longs Drug Stores Corporation Reports

39% Increase in First Quarter Net Income

WALNUT CREEK, California (May 18, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the first quarter ended April 28, 2005, of $12.8 million, or $0.34 per diluted share, a 39 percent increase compared with $9.2 million, or $0.25 per diluted share, reported last year for the first quarter ended April 29, 2004.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are increasing our earnings despite soft sales. We believe we can continue to make progress on improving our profitability and further strengthening our balance sheet while managing through a soft retail environment on the West Coast.

“Our financial results for the quarter reflect a significant improvement in our gross profit margin primarily related to better buying, a more profitable sales mix, and improved inventory management as well as increased generic utilization in our pharmacy,” Bryant said.

“We are confident in our merchandising and marketing strategies and the strength of our core categories. We will continue to refine our merchandise mix to solidify our competitive position in the markets we serve and to achieve more control over the profitability of our sales,” Bryant said.

Longs Drug Stores repurchased approximately 588,000 shares of its common stock during the first quarter at an average price of $36.18. This brings the Company’s total number of shares repurchased under current Board authorization to approximately 1.8 million shares.

The Company generated $61.8 million in net cash provided by operating activities during the first quarter compared with $44.2 million last year. The 40 percent improvement over last year is primarily the result of higher earnings and improved working capital management.

First Quarter

Net Income

Net income for the first quarter ended April 28, 2005, was $12.8 million, or $0.34 per diluted share, a 39 percent increase compared with $9.2 million, or $0.25 per diluted share, reported last year for the first quarter ended April 29, 2004.

Sales

Total sales of $1.15 billion for the thirteen weeks ended April 28, 2005 were 0.8 percent lower than the $1.16 billion reported in the comparable period last year. Same-store sales decreased 1.2 percent with pharmacy same-store sales 2.5 percent higher than last year and front-end same-store sales 4.4 percent lower. Longs estimated that first quarter same-store sales last year were favorably impacted 60 to 70 basis points as a result of the Southern California grocery strike. Pharmacy sales were 49.5 percent of total drug store sales during the period, compared with 47.8 percent a year ago.

Gross Profit

Gross profit for the first quarter ended April 28, 2005 was $302.9 million, or 26.3 percent of sales, compared with a gross profit of $293.0 million, or 25.3 percent of sales, last year. The improvement is attributable to a more profitable merchandise mix through better buying, improved inventory management and increased generic utilization.

The LIFO provision for the first quarter ended April 28, 2005 was a charge of $2.0 million, unchanged from the first quarter of last year.

Operating and Administrative Expenses

Operating and administrative expenses for the first quarter ended April 28, 2005 were $258.6 million, or 22.5 percent of sales, compared with $253.0 million, or 21.8 percent of sales last year. The rate increase over last year is primarily due to higher expenses related to building the infrastructure to pursue future growth opportunities at RxAmerica, increased supply chain costs and the lack of leverage on lower sales.

Operating Income

Operating income for the first quarter ended April 28, 2005 was $22.8 million, or 2.0 percent of sales, compared with $18.4 million, or 1.6 percent of sales, last year.

RxAmerica generated revenues for the quarter of $9.6 million, an increase of 21.0 percent from the $7.9 million reported for the first quarter last year. Operating income for RxAmerica was $2.9 million compared with $3.2 million reported last year primarily due to increased operating expenses resulting from investments in the infrastructure to take advantage of future growth opportunities.

Management Outlook

The SEC has delayed the effective date for the adoption of FAS 123R for the expensing of stock options. In line with the new timing, the Company plans to adopt FAS 123R at the beginning of Fiscal 2007 rather than the third quarter of this fiscal year as it had previously announced.

The Company is revising its guidance for the full year ending January 26, 2006 to reflect lower sales and higher net income. Longs estimates that total sales will be flat to up 2 percent and same-store sales will range from down 1 percent to up 1 percent compared with last year. Longs’ goal given these sales assumptions and continued progress on previously stated initiatives is to achieve net income of $1.30 to $1.40 per diluted share in Fiscal 2006. The Company reported Fiscal 2005 net income of $0.97 per diluted share, including net expenses for legal settlements of $0.18 per diluted share.

For the second quarter ending July 28, 2005, Longs estimates that total sales will range from down 1 percent to up 1 percent and same-store sales will be flat to down 2 percent compared with the second quarter of last year. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.30 to $0.38 per diluted share in the second quarter. By comparison, Longs reported net income of $0.09 per diluted share for the second quarter last year, including net expenses for legal settlements of $0.18 per diluted share.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its first quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, May 25, 2005 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 371934 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions, improved operational efficiencies, number of stores to be opened or relocated and self-distribution of front-end merchandise, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, and other factors detailed from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its first quarter Fiscal 2006 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About the Company

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 473 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	April 28, 2005	April 29, 2004
	Thousands Except Per Share
Sales	$1,150,428	$1,159,696
Cost of sales	847,484	866,739

Gross profit	302,944	292,957
Operating and administrative expenses	258,601	253,023
Depreciation and amortization	21,503	21,517

Operating income	22,840	18,417
Interest expense	2,450	3,750
Interest income	(299)	(152)

Income before income taxes	20,689	14,819
Income taxes	7,842	5,572

Net income	$12,847	$9,247

Earnings per common share:
Basic	$0.34	$0.25
Diluted	$0.34	$0.25

Dividends per common share	$0.14	$0.14

Weighted average number of shares outstanding:
Basic	37,383	37,226
Diluted	38,102	37,450

Number of stores, beginning of period	472	470
Stores opened	0	1
Stores closed	0	0

Number of stores, end of period	472	471

Condensed Consolidated Balance Sheets (unaudited)

	April 28, 2005	April 29, 2004	January 27, 2005
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$56,518	$54,757	$53,890
Pharmacy and other receivables, net	159,938	156,444	158,345
Merchandise inventories, net	434,829	466,627	433,280
Deferred income taxes	43,987	41,660	43,074
Prepaid expenses and other current assets	11,383	11,300	11,990

Total current assets	706,655	730,788	700,579

Property:
Land	107,451	107,175	108,198
Buildings and leasehold improvements	578,397	552,798	577,773
Equipment and fixtures	575,838	544,418	565,161

Total	1,261,686	1,204,391	1,251,132
Less accumulated depreciation	650,445	590,128	632,778

Property, net	611,241	614,263	618,354

Goodwill	82,085	82,085	82,085
Intangible assets, net	6,189	6,821	6,354
Other non-current assets	3,739	3,551	3,791

Total	$1,409,909	$1,437,508	$1,411,163

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$309,661	$305,694	$273,957
Employee compensation and benefits	123,179	112,845	129,214
Taxes payable	48,817	47,353	52,999
Current maturities of debt	8,870	101,870	8,870

Total current liabilities	490,527	567,762	465,040

Long-term debt	120,818	109,688	145,688
Deferred income taxes and other long-term liabilities	70,005	47,491	73,298
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,349,000, 37,258,000 and 37,418,000 shares outstanding	18,674	18,629	18,709
Additional capital	192,621	170,016	180,072
Unearned compensation	(2,050)	(2,106)	(1,528)
Retained earnings	519,314	526,028	529,884

Total stockholders’ equity	728,559	712,567	727,137

Total	$1,409,909	$1,437,508	$1,411,163

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 13 weeks ended
	April 28, 2005	April 29, 2004
	Thousands
Operating Activities:
Net income	$12,847	$9,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,503	21,517
Deferred income taxes and other	(4,186)	(3,369)
Stock awards and options, net	4,229	(106)
Common stock contribution to benefit plan	3,735	2,004
Changes in assets and liabilities:
Pharmacy and other receivables	(1,593)	7,506
Merchandise inventories	(1,549)	10,495
Other assets	659	2,186
Current liabilities and other	26,122	(5,322)

Net cash provided by operating activities	61,767	44,158

Investing Activities:
Capital expenditures and acquisitions	(19,818)	(23,588)
Proceeds from property dispositions	4,938	1,334

Net cash used in investing activities	(14,880)	(22,254)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	(20,000)	10,000
Repayments of private placement and other borrowings	(4,870)	(4,870)
Repurchase of common stock	(21,281)	(7,236)
Exercise of stock options	7,149	—
Dividend payments	(5,257)	(5,263)

Net cash used in financing activities	(44,259)	(7,369)

Increase in cash and cash equivalents	2,628	14,535
Cash and cash equivalents at beginning of period	53,890	40,222

Cash and cash equivalents at end of period	$56,518	$54,757

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$2,968	$3,643
Cash paid for income taxes	10,048	20,370